Exhibit 10.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[REDACTED]” to indicate where redactions have been made.

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT ("Agreement") made this ____ day of April, 2025 by and between 10 West 65 Owner LLC, having an address at 4611 12th Avenue, Brooklyn, New York 11219 ("Seller"), and “[REDACTED]and/or an LLC to be identified later and/or its permitted assigns, having an address at “[REDACTED]Street, New York. NY 10014, jointly and severally (“Purchaser").

W I T N E S S E T H :

WHEREAS, Seller is the owner of (a) all that certain plot, piece or parcel of land situated, lying and being in the County of New York, City and State of New York, as more particularly described on Exhibit A annexed hereto and made a part hereof, said premises being known as and by 10 West 65th Street, New York, New York, Block 1117, Lot 39, together with Seller's right, title and interest, if any, in and to any strips and gores adjacent thereto (collectively, the "Land"); (b) the building and any other structures erected on the Land (collectively, the "Building"); (c) all right, title and interest, if any, in and to those certain improvements, fixtures, equipment and other personal property affixed or appurtenant to the Land and Building to the extent owned by Seller (collectively, the "Personal Property"); (d) all right, title and interest, if any, in and to any land lying in the bed of any public street, road or avenue opened or proposed, in front of or adjoining the Land and Building, to the center line thereof; and (e) all right, title and interest, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land and Building by reason of the change of grade of any street (the foregoing properties, rights and interests set forth or described in subparagraphs (a), (b), (c) ,(d) and (e) above, together with all of Seller's right, title and interest thereto, is hereinafter collectively referred to as the "Premises"); and

WHEREAS, Seller desires to sell the Premises to Purchaser and Purchaser desires to purchase the Premises from Seller.

NOW, THEREFORE, in consideration of the respective mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Sale and Transfer of Premises.

1.1.1 Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Premises, at the price set forth in Section 1.1.2 hereof, provided that all of the parties to this Agreement have complied with the terms of this Agreement and have delivered all documents required by this Agreement to be delivered at the Closing. The Premises shall be conveyed in their "as-is" condition as of the date hereof, normal wear and tear excepted.

1.1.2 Subject to the adjustments herein set forth, the agreed price for the purchase of the Premises shall be FORTY-FIVE MILLION FIVE HUNDRED THOUSAND and 00/100 ($45,500,000.00) Dollars ("Purchase Price").

1.1.3 The Purchase Price shall be paid as follows:

(A) On the signing of this Agreement, by depositing FOUR MILLION FIVE HUNDRED FIFTY THOUSAND and 00/100 ($4,550,000.00) Dollars ("Downpayment") with Jeffrey Zwick & Associates, P.C., as Attorneys ("Escrow Agent") by certified or official bank or cashiers check or by federal funds wire. The Downpayment shall be deposited in Escrow Agent’s IOLA escrow account at Dime Bank (“Escrow Agent’s Account”), to be held in accordance with the provisions of the Escrow Rider annexed hereto and made a part hereof. Except as expressly set forth herein, the Downpayment shall be non-refundable to Purchaser.

(B) The balance of FOURTY MILLION NINE HUNDRED FIFTY THOUSAND and 00/100 ($40,950,000.00) Dollars plus any and all adjustments (as provided for in Section 1.2.4 hereof) shall be payable to Seller (or, at Seller’s election, to such designee(s) as may be designated by Seller, in writing, to Purchaser prior to the Closing) at the Closing, by certified or official bank or cashiers check or by federal funds wire, as Seller may elect, in Seller's sole and absolute discretion (the “Balance”).

1.2 Closing.

1.2.1 The closing of the transaction contemplated hereby (the "Closing") shall take place at 10:00 a.m. at the offices of Jeffrey Zwick & Associates, P.C., 2329 Nostrand Avenue, Suite 400, Brooklyn, New York 11210, or via escrow through the Title Company on a date (the “Closing Date”) to occur or before thirty (30) days after the effective date. Thereafter, any party may declare time is of the essence (“TOE”) for a closing 30 days from declaration of the TOE.

1.2.2 At the Closing, Seller shall deliver to Purchaser (and Purchaser shall execute as necessary) the following items (collectively, the “Closing Items”):

(A) Bargain and Sale Deed without Covenant against Grantor's Acts;

(B) New York City Real Property Transfer Tax Return and New York State Real Estate Transfer Tax Return;

(C) Real Property Transfer Report;

(D) Smoke Detector Affidavit;

(E) Non-Multiple Dwelling Affidavit;

(F) DEP Notification;

(G) A FIRPTA Certification (as hereinafter defined);

(H) All Contracts (as hereinafter defined), if any, which are in effect on the date of Closing and which are assignable by Seller;

(I) Keys to the Premises, to the extent in Seller’s possession;

(J) To the extent in Seller’s possession, a duplicate original of the Tenant Leases (as hereinafter defined), and the lease files and records (other than proprietary information) of the tenants under the Tenant Leases (collectively, the “Space Tenants”);

(K) An Assignment of Leases and Security Deposits; and

(L) Such affidavits as the title company may reasonably require to consummate the transaction contemplated by this Agreement.

1.2.3 At the Closing, Purchaser shall (i) execute the applicable Closing Items and (ii) deliver the Balance in accordance with the provisions of Subsection 1.1.3(B) of this Agreement.

1.2.4 At the Closing, the following adjustments regarding the Premises shall be made by way of apportionment between Seller and Purchaser as of 11:59 p.m. on the day prior to the Closing:

(A) Rents for the Tenant Leases (as hereinafter defined) which are paid for the calendar month in which the date of Closing occurs shall be adjusted by the parties at the Closing.

If any tenant of the Building (“Tenant”) is in arrears in the payment of rent on the Closing Date, rents received from such Tenant after the Closing shall be applied in the following order of priority: (a) first to the month preceding the month in which the Closing occurred; (b) then to the month in which the Closing occurred; (c) then to any month or months following the month in which the Closing occurred, and (d) then to any periods prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing, adjusted to the closing date, are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party, which obligation shall survive the Closing.

If any Tenant is required to pay escalation charges for real estate taxes, operating expenses, or other charges of a similar nature (collectively, "Additional Rents") and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing (collectively, "Seller Period Additional Rents"), then Purchaser shall promptly pay to Seller such Seller Period Additional Rents, adjusted to the closing date. With respect to Additional Rents, Purchaser agrees, on the respective due dates thereof, or as soon thereafter as is practicable, to bill the applicable Tenant therefor.

If Purchaser shall commence litigation to recover Purchaser’s share of such Additional Rents, or any other rent due from any Tenant, then Purchaser agrees to so advise Seller, and at Seller's then written request, Purchaser shall include in such litigation a claim for Seller Period Additional Rents and any other sums due and owing to Seller. Any recovery shall be shared by Seller and Purchaser in proportion to their respective claims based on the apportionment date set forth in this Article, and all reasonable attorneys' fees and other reasonable expenses in such litigation shall be also so shared in the same manner. If such amounts are not collected by Purchaser and Purchaser refuses or delays to commence appropriate litigation therefor, Purchaser shall assign all of Purchaser’s claims therefor to Seller, and Seller shall be authorized, at Purchaser’s expense, to commence appropriate litigation, in Purchaser's name if required, to collect such Additional Rents or other rents, and Seller shall pay Purchaser Purchaser's pro rata share, based on the apportionment date set forth above in this Article, of any recovery less a pro rata share of reasonable litigation expenses (including reasonable attorneys' fees and disbursements). This paragraph shall survive the Closing;

(B) Real estate taxes on the basis of the year for which assessed. If the Closing shall occur before the tax rate is fixed, the apportionment shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation;

(C) Street vault charges, if any, on the basis of the fiscal year for which assessed;

(D) Sewer rents and charges, if any, on the basis of the fiscal year for which assessed;

(E) Water frontage charges, if any, on the basis of the calendar year for which assessed;

(F) Periodically recurring governmental fees and transferable licenses or permits issued in respect of the Premises or the use of any part or equipment thereof, if any; and

(G) The cost of supplies which are usable.

1.2.5   (A) The amount of the security deposits paid by the Tenants (except to the extent applied (or previously applied) by Seller prior to the Closing against Tenant defaults or unpaid rents or other charges) shall be paid over (or credited against the Balance) by Seller to Purchaser at the Closing with accrued interest thereon, if any, against the execution and delivery by Purchaser of an agreement acknowledging receipt of such security and agreeing to indemnify and hold Seller harmless from and against any and all claims against Seller for such amounts so turned over to Purchaser plus any interest accruing thereon; and

(B) Seller has the option to credit Purchaser as an adjustment to the Purchase Price with the security deposit amount and the amount of any unpaid taxes, assessments, water charges and sewer rents, together with any interest and penalties thereon. If at Closing there are other liens or encumbrances that Seller is obligated to pay or discharge, Seller may use any portion of the Balance to pay or discharge them, provided that Seller shall simultaneously deliver to Purchaser’s title company at Closing instruments in recordable form sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments. Upon notice given prior to the Closing, Purchaser shall provide separate certified or official bank checks as requested to assist in clearing up these matters.

1.2.6         Except as otherwise herein expressly provided, the "Customs in Respect of Title Closings" last adopted by the Real Estate Board of New York, Inc., shall apply to the apportionments herein mentioned.

1.2.7         Gas, electricity and other public utility charges accruing through the date preceding the Closing Date shall be paid by Seller to the utility company prior to or at the Closing, unless same are the obligation of a Tenant.

1.2.8         The provisions of this Article shall survive the Closing for a period of ninety (90) days.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and will be true and correct as of the date of Closing:

2.1 Organization and Standing of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of New York.

2.2 Authority Relative to this Agreement. Seller has full power, capacity and authority to execute and deliver this Agreement and to consummate the transaction contemplated by this Agreement. To the actual knowledge of Seller, no other proceedings on the part of Seller (or any other person) or additional consents are necessary to authorize the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming the valid execution and delivery thereof by Purchaser) constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

2.3 No Liens. As of the Closing, the Premises shall be free and clear of all mortgages (except the existing mortgaged in favor of New York Community Bank (the "Mortgagee") which Mortgage shall be paid off at Closing by Seller (subject to the terms of Section 7.28 hereof)), liens, security interests, claims, restrictions or encumbrances of any nature whatsoever (collectively, “Liens”), except any Liens which may be Permitted Liens (as hereinafter defined).

2.4 Contracts. Seller is not a party to or bound by any agreement or contract (collectively, “Contracts”) not cancelable by Purchaser within thirty (30) days after Closing.

2.5 Litigation. To the actual knowledge of Seller, (i) there is no lawsuit, claim, proceeding or investigation pending or threatened by or against or affecting Seller or any of Seller’s properties, assets, operations or business that would have a material adverse effect on this transaction, and (ii) Seller is not in default under any judgment, order, decree or other ruling of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to Seller or any of Seller’s properties, assets, operations or business that would have a material adverse effect on this transaction.

2.6 Cause a Default. To the actual knowledge of Seller, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not result in a default under, or cause the acceleration or the maturity of any obligation, loan, mortgage, lien, agreement, instrument, order, arbitration award, judgment or decree to which Seller is a party.

2.7 Lease of Premises. As of the date hereof, there are no leases in effect with regard to the Premises other than the leases set forth on Exhibit B annexed hereto and made a part hereof (collectively, the "Tenant Leases") and Purchaser shall purchase and accept the Premises subject to the Tenant Leases. Notwithstanding anything to the contrary contained herein, Seller makes no representation that the Tenant Leases shall be in effect on the Closing Date and such effectiveness shall not be a condition to Purchaser’s obligations under this Agreement.

2.8 Personal Property. Unless specifically excluded herein, all Personal Property is included in the sale and shall be owned free and clear of any conditional bills of sale, chattel mortgages, security agreements, financing statements, or other security interests of any kind.

For purposes of this Agreement, “actual knowledge of Seller” shall mean the actual knowledge of David Bistricer.

ARTICLE III

PROVISIONS REGARDING THE PREMISES

3.1 Permitted Title Exceptions. As of the Closing, the Premises shall be subject to the following matters, and same shall not be objections to title (collectively, the "Permitted Title Exceptions"):

(A) Any state of facts an accurate survey or survey reading may show, provided same do not render title uninsurable;

(B) Covenants, restrictions, agreements, easements, reservations and consents of record, if any;

(C) Party walls and sewer agreements, if any;

(D) Possible lack of right to maintain vault or vaulted area;

(E) Rights, if any, acquired by any utility company to maintain or operate lines, cables, poles and distribution boxes in, over and upon the Premises;

(F) Possible encroachments of Building, retaining walls, cellar doors, steps, windows, sidewalk elevators, fences, fire escapes, smoke stacks, trim, railings, chimneys, cornices, ornamental projections, stoops and areas upon or over any street or highway or adjoining premises or those belonging to adjoining premises which encroach upon or over the Premises;

(G) Variations between record lot lines and fences and retaining walls;

(H) Any easement or right of use created in favor of any public utility company for electric, steam, gas, telephone, water, TV, cable or other service and the right to install, use, maintain, repair and replace wiring, cables, terminal boxes, lines, service connections, poles, mains, facilities and the like upon, under and across the Premises;

(I) All exceptions (standard and specific) contained in the title policy delivered to Seller by the title company which insured Seller’s title to the Premises;

(J) The Tenant Leases, subleases, tenancies and other rights of Space Tenants and rights of occupancy affecting the Premises and any unperformed obligations of tenants thereunder, all as may be affected by any rent laws or regulations as may be now or hereafter in effect, any rulings, decisions and interpretations made by any court, agency or administrative body; it being agreed that such leases and tenancies may terminate between the date hereof and the closing because of defaults, summary proceedings, or for any other reason whatsoever;

(K) Taxes and governmental charges to the extent not yet due and owing;

(L) Unpaid utility charges that are the responsibility of any Space Tenant; and

(M) Permitted Liens.

3.2 Violations. All notes or notices of violations of law or governmental ordinances, orders or requirements which are noted in or issued by any government entity having jurisdiction as to conditions affecting the Premises, whether or not of record, regardless of whether existing as of this date or as of the Closing (collectively, "Violations"), and all fines, penalties and liens which attach to the Premises as a result of such Violations (collectively, “Permitted Liens”), shall be obligations of Purchaser to comply with, discharge, remove or cause to be removed. Purchaser agrees to close this transaction subject to all Violations and Permitted Liens. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to pay all fines and penalties listed on the face of said Violation including any monetary amounts, as levied and/or recorded by any private or public organization or individual, including but not limited to the Department of Housing Preservation and Development (“HPD”), the New York City Department of Buildings, the Office of Administrative Trials and Hearings (“OATH”) or others,

3.3 Title Report. Purchaser shall obtain title insurance for the Premises at Purchaser’s sole cost and expense and shall deliver a copy to Seller’s attorney within ten (10) days from the Effective Date. Purchaser's title insurance company (and abstract company, if applicable) shall be subject to Seller's consent provided, however, that Purchaser shall take title to the Premises as any title company in the State of New York would be willing to insure. If, at the date of Closing, title to the Premises is not in accordance with this Agreement, whether by reason of liens, encumbrances or other objections to title (collectively, "Defects"), other than Permitted Title Exceptions or other matters which Purchaser may have waived and other than those which Seller has herein expressly agreed to remove, remedy or discharge, and if Purchaser shall be unwilling to waive the same and to close title without abatement of the Purchase Price, then, except as hereinafter set forth, Seller shall have the right, at Seller’s sole election, either to take such action as Seller may deem advisable to remove, remedy or discharge such Defects or to cancel this Agreement. If Seller elects to take action to remove, remedy or discharge such Defects, Seller shall be entitled from time to time, in Seller’s sole and absolute discretion, upon notice to Purchaser, to adjourn the date for Closing hereunder for a period or periods not exceeding one hundred eighty (180) days in the aggregate, and the date for Closing shall be adjourned to a date specified by Seller not beyond such period. If Seller elects not to take action to remove, remedy or discharge such Defects, or, if for any reason (or for no reason) whatsoever, Seller shall not have succeeded in removing, remedying or discharging such Defects at the expiration of such adjournment(s), and if Purchaser shall be unwilling to waive the same and to close title without abatement of the Purchase Price, then either party may cancel this Agreement by notice to the other given within ten (10) days after such adjourned date. If this Agreement is cancelled pursuant to its terms, other than as a result of Purchaser’s default, this Agreement shall terminate and come to an end, and neither party shall have any further rights, obligations or liabilities against or to the other hereunder or otherwise, except that Seller shall promptly refund or cause Escrow Agent to refund the Downpayment to Purchaser.

3.4 Casualty. Seller assumes all risk of loss, damage, or destruction to the Premises covered by this Agreement, resulting from fire or any other casualty prior to Closing. In the event of damage by fire or any other casualty which exceeds $4,550,000.00 (as determined by Seller’s architect or engineers), Purchaser or Seller shall each have the right to terminate this Agreement on notice to the other party given within fifteen (15) days of notice such casualty. In the event of any such cancellation, Purchaser shall be entitled to a refund of the Downpayment, which sum shall forthwith be returned to Purchaser. If Purchaser and Seller do not elect to terminate this Agreement, then the parties shall close pursuant to the terms, provisions, covenants and conditions of this Agreement without reduction in the Purchase Price and Seller shall assign to Purchaser Seller’s rights under the existing insurance policy in full discharge of all of Seller’s obligations with respect to such loss or damage and in full satisfaction of all claims of Purchaser by reason thereof. In the event of damage by fire or any other casualty which is less than $4,550,000.00, Seller shall, in Seller’s sole discretion, either: (x) restore the Premises to its condition prior to the fire or casualty and be entitled to a reasonable adjournment of the Closing to effectuate such repairs; or (y) assign to Purchaser Seller’s rights under the existing insurance policy in full discharge of all of Seller’s obligations with respect to such loss or damage and in full satisfaction of all claims of Purchaser by reason thereof and, in either case, the parties shall close pursuant to the terms, provisions, covenants and conditions of this Agreement without reduction in the Purchase Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 No Breach. There is no claim, action, proceeding or investigation now pending against Purchaser or, to the knowledge of Purchaser, threatened before any court, administrative or regulatory body, or any governmental agency, which could prevent the consummation of the transactions contemplated by this Agreement.

4.2 Authority Relative to this Agreement. Purchaser has full power, capacity and authority to execute and deliver this Agreement and to consummate the transaction contemplated by this Agreement. No other proceedings on the part of Purchaser (or any other person) are necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming the valid execution and delivery thereof by Seller) constitutes the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 Tenants. Neither Purchaser nor any representative of Purchaser shall have any discussions or communications with any Tenants prior to the Closing. A breach of this provision shall constitute a material default under this Agreement which shall entitle (but not obligate) Seller to exercise any and/or all of Seller’s rights and/or remedies set forth herein, at law and/or in equity.

4.4 CONDITION OF PREMISES. PURCHASER ACKNOWLEDGES AND REPRESENTS THAT PURCHASER IS FULLY AWARE OF THE PHYSICAL CONDITION AND STATE OF REPAIR OF THE PREMISES AND OF ALL OTHER PROPERTY INCLUDED IN THIS SALE, IF ANY, BASED ON PURCHASER’S OWN INSPECTION AND INVESTIGATION THEREOF, AND THAT PURCHASER IS ENTERING INTO THIS AGREEMENT BASED SOLELY UPON SUCH INSPECTION AND INVESTIGATION AND NOT UPON ANY INFORMATION, DATA, STATEMENTS OR REPRESENTATIONS, WRITTEN OR ORAL, AS TO THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, ZONING, LAYOUT, USE, OCCUPANCY, LEGAL COMPLIANCE, LEASES, RENTS, INCOME, EXPENSES, OPERATION, COST OF OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PREMISES OR THIS AGREEMENT, GIVEN OR MADE BY SELLER OR SELLER'S REPRESENTATIVES, AND SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS" CONDITION AND STATE OF REPAIR AS OF THE CLOSING DATE, WITHOUT ANY REDUCTION IN THE PURCHASE PRICE OR CLAIM OF ANY KIND FOR ANY CHANGE IN THE CONDITION THEREOF SUBSEQUENT TO THE DATE OF THIS AGREEMENT. SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION AS TO THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, ZONING, LAYOUT, USE, OCCUPANCY, LEGAL COMPLIANCE, LEASES, RENTS, INCOME, EXPENSES, OPERATION, COST OF OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PREMISES OR THIS AGREEMENT, EXCEPT AS HEREIN SPECIFICALLY SET FORTH, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION MADE BY THE OTHER NOT EMBODIED IN THIS AGREEMENT, AND PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, REAL ESTATE BROKER’S "SETUPS" OR INFORMATION PERTAINING TO THE PREMISES OR THE OPERATION, LAYOUT, EXPENSES, CONDITION, INCOME, LEASES OR RENTS FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH HEREIN. PURCHASER HEREBY ACKNOWLEDGES AND DECLARES RELIANCE SOLELY ON PURCHASER'S OWN EXAMINATION, INSPECTION AND EVALUATION OF THE PREMISES, AND NOT ON ANY WARRANTIES OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED OR WRITTEN OR ORAL, FROM SELLER, EXCEPT THOSE REPRESENTATIONS EXPRESSLY MADE IN THIS AGREEMENT. PURCHASER SHALL HAVE ABSOLUTELY NO RIGHT OR CAUSE OF ACTION AGAINST SELLER, WHETHER IN TORT, CONTRACTS, QUASI-CONTRACT OR OTHERWISE, TO ASSERT IN ANY CONTROVERSY OR LITIGATION ANY CLAIM OR DEMAND ARISING FROM THE SALE OR PURCHASE OF, OR IN ANY WAY RELATED TO OR IN CONNECTION WITH, THE PREMISES, OTHER THAN AS EXPRESSLY PROVIDED TO THE CONTRARY HEREIN. PURCHASER HEREBY EXPRESSLY WAIVES AND RENOUNCES PURCHASER'S ABILITY TO RESCIND THE SALE OF THE PREMISES OR SEEK A REDUCTION IN THE PURCHASE PRICE FOR ANY REASON WHATSOEVER, AND PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY WHATSOEVER IN CONNECTION THEREWITH, OTHER THAN AS EXPRESSLY PROVIDED TO THE CONTRARY HEREIN. ALL IMPLIED WARRANTIES WITH RESPECT TO THE PREMISES, INCLUDING THOSE RELATED TO FITNESS FOR A PARTICULAR PURPOSE, WILL BE, AND ARE HEREBY DISCLAIMED BY PURCHASER IN ANY CONTROVERSY, CLAIM, DEMAND, OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PREMISES. PURCHASER HEREBY ACKNOWLEDGES THAT THE FOREGOING PROVISIONS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER, THE FOREGOING PROVISIONS HAVE BEEN READ AND ARE UNDERSTOOD BY PURCHASER, THE AGREEMENT OF PURCHASER WITH AND TO THE TERMS OF THESE PROVISIONS ARE AN INTEGRAL PART OF THIS SALE, WITHOUT WHICH THIS SALE WOULD NOT HAVE BEEN ENTERED INTO BY SELLER, AND THE PURCHASE PRICE REFLECTS AND TAKES INTO CONSIDERATION THESE PROVISIONS. SELLER AND PURCHASER HEREBY ACKNOWLEDGE AND AGREE THAT THE TERMS, PROVISIONS, COVENANTS AND CONDITIONS OF THIS SECTION 4.4 SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Purchaser’s Obligation. The obligation of Purchaser to purchase the Premises is subject to the satisfaction (or waiver by Purchaser) as of the Closing of the following conditions:

The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the date of Closing, as though made on and as of the date of Closing; Seller shall have performed in all material respects the covenants of Seller contained in this Agreement required to be performed by the time of the Closing; and Seller shall have delivered to Purchaser the documents set forth in Section 1.2.2 hereof.

5.2 Seller’s Obligation. The obligation of Seller to sell the Premises to Purchaser is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the date of Closing, as though made on and as of the Closing, and Purchaser shall have performed in all material respects the covenants of Purchaser contained in this Agreement required to be performed by the time of the Closing (including, without limitation, payment of the Balance); and Purchaser shall have delivered to Seller the documents set forth in Section 1.2.3 hereof.

ARTICLE VI

BROKER

6.1 Broker. Neither Seller nor Purchaser have retained or dealt with any broker, finder or agent other than Meridian Capital (the “Broker”), or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transaction contemplated by this Agreement (other than to the Broker). Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) resulting from any claims that may be made against Seller by any broker or other person claiming a commission, fee or other compensation by reason of this transaction, if the same shall arise by, through or on account of any act of Purchaser or Purchaser's representatives. Seller shall pay Broker a commission pursuant to the terms of a separate agreement between Seller and Broker. The terms and provisions of this Section shall survive the Closing or the termination of this Agreement, but such terms and provisions shall not be deemed to be for the benefit of any third party.

ARTICLE VII

MISCELLANEOUS

7.1 Assignment. Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Notwithstanding anything to the contrary contained in this Section 20, Purchaser may assign at Closing (and at no time prior thereto), all of its rights and delegate all of its obligations hereunder to any Affiliate (as hereinafter defined) of Purchaser which is under the control of “[REDACTED]. In connection with any assignment permitted or consented to hereunder, such assignee shall assume in writing all of the assignor’s obligations under this Agreement in form and substance satisfactory to Seller, provided that Purchaser originally named herein shall not be relieved from its obligations under this Agreement. Any other purported or attempted assignment or delegation without obtaining Seller’s prior written consent or not otherwise permitted hereunder shall be void and of no effect. Any change in control of Purchaser or of any of the direct or indirect ownership interests in Purchaser, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 20. For purposes of this Section 20, the capitalized term (a) “Affiliate” means (i) any corporation in which “[REDACTED]directly or indirectly owns more than fifty one percent (51%) of the beneficial interest and controls such corporation, (ii) any partnership, joint venture or limited liability company in which “[REDACTED]directly or indirectly owns more than fifty one percent (51%) of the beneficial interest and controls such partnership, joint venture or limited liability agreement, and (b) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether through the ownership of voting stock, by contract or otherwise. No consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder. Purchaser shall not resell the Property or any part thereof through a “double escrow” or other similar procedure without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Purchaser shall give Seller notice of such assignment not less than five (5) Business Days prior to the Closing Date, which notice shall (x) contain a copy of the assignment and assumption agreement, the name, address, and federal employee identification number of the assignee and (y) include a certification of compliance with the provisions of this Section 7.1 together with copies of such documents as may be required to evidence such compliance.

7.2 Expenses. Whether or not the transactions contemplated herein are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such costs and expenses.

7.3 Notices. All notices and other communications hereunder (which notices and other communications may be given by the attorneys) shall be in writing and shall be deemed given when (a) delivered personally or by courier service to the parties on a business day during normal business hours at the addresses set forth below (or at such other address for a party as shall be specified by like notice) or (b) three (3) business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for the party as shall be specified by like notice):

(a)	If to Seller to:	c/o Clipper Equity
4611 12th Avenue
Brooklyn, New York 11219
Attn: JJ Bistricer
Email: “[REDACTED]
	with a copy to:	Jeffrey Zwick & Associates, P.C.
2329 Nostrand Avenue – 4th Floor
Brooklyn, New York 11210
Attn: Jeffrey Zwick, Esq.
Email: “[REDACTED]

(b)	If to Purchaser to:	“[REDACTED]
C/O CENTRIC NY
“[REDACTED] STREET
NEW YORK, NY 10014

	with a copy to:	“[REDACTED] New York, New York 10014

Email: “[REDACTED]

7.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.5 Counterparts; Facsimile/Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Signatures delivered by facsimile and electronically (e.g., DocuSign, PDF, E-Mail)shall constitute originals for all purposes hereunder.

7.6 Binding Agreement. All of the terms, provisions, covenants and conditions of this Agreement shall become effective on the date (the Effective Date) when one or more fully executed counterparts of this Agreement have been delivered to Purchaser or Purchasers attorneys.

7.7 Default. In the event of a default by Purchaser in the performance of any of the terms, provisions, covenants or conditions of this Agreement, Seller shall retain the Downpayment as liquidated damages, as Seller’s sole remedy for all loss, damage and expense suffered by Seller, and thereupon this Agreement shall become null and void, and neither party shall have any further rights against the other, except for those rights specifically stated herein to survive the Closing, or termination of this Agreement. In the event of any default by Seller hereunder, Purchaser may elect to either (i) receive a refund of the Downpayment, upon the return of which each party shall be released from all other obligations hereunder, or (ii) seek specific performance, which must be commenced within thirty (30) days of such alleged default. In no event shall Purchaser make, and Purchaser hereby waives any right to make, any claim for damages of any kind or nature whatsoever.

7.8 No Survival of Representations. All statements contained in any certificate or other instrument delivered by or on behalf of any party pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by said party hereunder. Any and all representations or warranties of Seller herein contained shall not survive the Closing unless otherwise specifically provided for herein, and as of the Closing, Seller shall automatically be released and discharged from all of the terms, provisions, covenants and conditions of this Agreement.

7.9 Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

7.10 Amendment. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

7.11 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws.

7.12 Prior Understandings. All prior understandings and agreements between the parties are merged in this Agreement which alone fully and completely expresses the agreement between them, and which is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in reasonable construction in accordance with the intention of the parties hereto, and without regard to or aid of canons requiring construction against Seller or the party drafting this Agreement.

7.13 Further Assurances. Each party hereto shall from time to time execute, acknowledge and deliver such further instruments and perform such additional acts as the other party may reasonably request to effectuate the intent of this Agreement.

7.14 Changes By Attorneys. Notwithstanding anything to the contrary contained herein, the parties agree that any changes or additions in this Agreement may be signed or initialed by the respective attorneys for the parties with the same force and effect as if signed or initialed by the parties and any notices which either party may either desire or be required to give and any adjournment or extension of any date provided for herein may be given or consented to, as the case may be, by such attorney with the same force or effect as if given or consented to by the parties.

7.15 Captions. The captions in this Agreement are for convenience or reference only and in no way define, limit or describe the scope of this Agreement and shall not be considered in the interpretation of this Agreement or any term, provision, covenant or condition hereof.

7.16 Submission. The submission of this Agreement does not constitute an offer to sell. Seller reserves the right, any time prior to Seller’s execution and delivery of a fully executed counterpart of this Agreement to the attorney for Purchaser, to terminate negotiations with Purchaser and/or to withdraw the Premises from the market without liability to Purchaser or any other person or party.

7.17 Downpayment Check. If the check given for the Downpayment is dishonored or otherwise not paid by the bank upon which the check is drawn, Seller may, at Seller’s sole option, cancel this Agreement without any further obligation to Purchaser.

7.18 No Recording. Purchaser covenants and agrees that in no event shall Purchaser record or cause to be recorded this Agreement or any memorandum hereof or affidavit, assignment or other document relating to this Agreement and that if Purchaser breaches the provisions of this paragraph, Seller shall have the right (but not the obligation) of terminating this Agreement and retaining the Downpayment as liquidated damages, in addition to any other rights that Seller may have.

7.19 Delays. No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for such party’s benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

7.20 Trial By Jury. The parties hereto hereby waive trial by jury in any action, proceeding, suit, counterclaim or other litigation arising out of this Agreement. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs, including attorneys' fees and disbursements, for services rendered in connection with such litigation, including appellate proceeding and post-judgment proceedings.

7.21 Unenforceable Provisions. If any term, provision, covenant or condition of this Agreement is invalid or unenforceable as against any party hereto, or under certain circumstances, then provided and on condition that the absence of such invalid or unenforceable term, provision, covenant or condition does not have a material adverse impact on either of the parties hereto, the remainder of this Agreement and the applicability of such term or provision to other persons or circumstances shall not be affected thereby. Each term, provision, covenant and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.22 Reliance By Others. The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity other than the parties hereto, or their permitted successors and assigns.

7.23 Full Performance. The acceptance of the deed by Purchaser shall be deemed to be full performance and discharge of every agreement on the part of Seller to be performed pursuant to the terms, provisions, covenants and conditions of this Agreement, except those as to which survival is expressly required hereunder.

7.24 1031 Exchange. Seller shall have the option to qualify this transaction as part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code for property of like-kind and qualifying use within the meaning of said Section 1031 (“1031 Exchange”) and shall notify Purchaser in writing at or prior to the Closing that Seller is electing to make such a 1031 Exchange. Seller reserves the right to (i) assign this Agreement and Seller's rights, but not Seller's obligations, hereunder to a Qualified Intermediary of Seller's choice to effectuate the 1031 Exchange, pursuant to IRC Reg. 1.1031(k)-1(g) (4) and (ii) transfer the Premises to the individual members/shareholders of Seller as Tenants-In-Common provided such transfer is subject to all of the terms and provisions of this Agreement. Purchaser shall cooperate (at no cost to Purchaser) in good faith with Seller by executing any documents and instruments or taking any actions reasonably required to implement such a 1031 Exchange, such obligation to survive the Closing.

7.25 No Contingencies. This Agreement is not contingent upon (i) Purchaser’s ability to finance the transaction, or (ii) any other matter or condition except as may be expressly stated herein.

7.26 Confidentiality. The terms of this Agreement and the transaction contemplated hereby (collectively, the “Transaction”) shall remain confidential between the parties hereto and their agents, principals, representatives and attorneys (collectively, “Purchaser Parties”). Purchaser and Purchaser Parties shall not disclose or publicize the Transaction to the general public either prior to or after the Closing. A breach by Purchaser and/or Purchaser Parties of this Section 7.26 shall constitute a material default under this Agreement which shall entitle (but not obligate) Seller to exercise any and/or all of Seller’s rights and remedies under this Agreement, at law and/or in equity. The terms of this Section 7.26 shall survive the Closing or earlier termination of this Agreement.

7.27 Attorney Review. Purchaser represents and warrants that Purchaser has been afforded the opportunity to have this Agreement reviewed by counsel and Purchaser has had same reviewed by counsel or voluntarily elected to waive such right.

7.28 Mortgage Assignment. Seller shall use reasonable, good faith efforts to cause the Mortgagee to assign the Mortgage to Purchaser’s lender, if any, provided, however, that the mortgage tax savings resulting from such assignment shall be apportioned equally between Seller and Purchaser.

NO FURTHER TEXT.

SIGNATURES CAN BE FOUND ON THE FOLLOWING PAGE.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

SELLER: 10 WEST 65 OWNER LLC By: ____/S/ David Bistricer_ PURCHASER: By: ___“[REDACTED]____________ “[REDACTED]

ESCROW RIDER TO PURCHASE AND SALE AGREEMENT

SELLER:          10 West 65 Owner LLC

PURCHASER: “[REDACTED], and/or an LLC to be provided later

PREMISES:       10 West 65th Street, New York, New York

Purchaser's Downpayment check or federal funds wire in the amount of $ 4,550,000.00 made payable to the order of Jeffrey Zwick & Associates, P.C., As Attorneys ("Escrow Agent"), was delivered to Escrow Agent at the time of the execution and delivery of this Agreement. The parties agree that the Downpayment shall be held by Escrow Agent in escrow in a non-interest bearing IOLA account and disposed of only in accordance with the provisions of this Escrow Rider to Purchase and Sale Agreement (“Agreement”).

(a)          Escrow Agent shall deliver the Downpayment to Seller or to Purchaser, as the case may be, under the following conditions:

(i)         To Seller at the Closing upon the consummation thereof; or

(ii)         To Seller upon receipt of written demand therefor, stating that Purchaser has defaulted in the performance of the Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until more than ten (10) business days after Escrow Agent shall have mailed a copy of such demand to Purchaser, nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of subparagraph (b) of this Escrow Rider; or

(iii)          To Purchaser upon receipt of written demand therefor, stating that Seller has defaulted in the performance of the Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until more than ten (10) business days after Escrow Agent has mailed a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of subparagraph (b) of this Escrow Rider.

(b)          Upon the filing of a written demand for the Downpayment by Purchaser or Seller, pursuant to subsections (ii) or (iii) of subparagraph (a) of this Escrow Rider, Escrow Agent shall promptly send a copy thereof to the other party in accordance with the notice provisions set forth in Section 7.3 of the Agreement. The other party shall have the right to object to the delivery of the Downpayment by filing written notice of such objection with Escrow Agent at any time within ten (10) business days after the mailing of such copy to it, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Downpayment. Upon receipt of such notice, Escrow Agent shall promptly mail a copy thereof to the party who filed the written demand.

(c)          In the event Escrow Agent shall have received the notice of objection provided for in subparagraph (b) above of this Escrow Rider and within the time therein prescribed, Escrow Agent shall continue to hold the Downpayment until (i) Escrow Agent receives written notice from Seller and Purchaser directing the disbursement of said Downpayment, in which case Escrow Agent shall then disburse said Downpayment in accordance with said direction, or (ii) in the event of litigation between Seller and Purchaser, Escrow Agent shall deposit the Downpayment with the Clerk of the Court in which said litigation is pending or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may, at Escrow Agent's option, elect in order to terminate Escrow Agent's duties as Escrow Agent, and shall deposit the Downpayment in Court and bring an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party.

(d)          Escrow Agent may act upon any instrument or other writing believed by Escrow Agent, in good faith, to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement except for Escrow Agent's own willful misconduct and gross negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive instructions from Purchaser or Seller which, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Downpayment pursuant to subparagraph (c) of this Escrow Rider and may decline to take any other action.

(e)          Seller and Purchaser shall be jointly and severally obligated to indemnify Escrow Agent and hold Escrow Agent harmless from and against any claim asserted against Escrow Agent or any liability, loss or damage incurred by Escrow Agent in connection herewith except as arising out of the willful misconduct or gross negligence of Escrow Agent. Escrow Agent shall have a lien upon all the securities, cash, documents, instruments or any other property held by Escrow Agent hereunder for any claim, liability, loss, damage, costs or expenses, including reasonable fees and disbursements, which may arise hereunder. Escrow Agent shall be entitled to represent Seller in any dispute with respect to the Escrow Fund, or otherwise, and Seller and Purchaser agree that same shall not be deemed a conflict of interest.

ESCROW AGENT:	SELLER:

JEFFREY ZWICK & ASSOCIATES P.C.	10 WEST 65 OWNER LLC

By:________________________	By:________________________

PURCHASER:

_____________

By:________________________

EXHIBIT A

DESCRIPTION OF LAND

[To Be Inserted]

EXHIBIT B

TENANT LEASES

[To Be Inserted]